UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) April 10, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



             STATE OF DELAWARE                  1-143           38-0572515
             -----------------                  -----           ----------
         (State or other jurisdiction of     (Commission     (I.R.S. Employer
         Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                  48265-3000
      -----------------------------------------                  ----------
      (Address of Principal Executive Offices)                   (Zip Code)




        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

   On April 2, 2006, General Motors Corporation ("GM") and its wholly owned subsidiaries General Motors Acceptance Corporation, a Delaware corporation ("GMAC" or the "Company"), and GM Finance Co. Holdings Inc., a Delaware corporation ("Holdco"), entered into a Purchase and Sale Agreement (the "Agreement") with FIM Holdings LLC, a Delaware limited liability company ("Purchaser"), pursuant to which GM will sell to Purchaser common limited liability company interests of GMAC representing 51% of the common limited liability company interests of GMAC (following its conversion to limited liability company form) upon the terms and subject to the conditions set forth in the Agreement (the "Acquisition"). Subject to the satisfaction or waiver of the various closing conditions, GM expects that the Acquisition will be completed in the fourth quarter of 2006, at which time the dividend policy of the Company is expected to be as described below, unless otherwise agreed by GM and the Purchaser.

o The Company will distribute to GM and the Purchaser, as the holders of the preferred membership interests in the Company, the accrued 10% yield for the immediately preceding quarter based on the number of preferred membership interests held by each. (GM will acquire $1.555 billion in preferred membership interests from the Company at Closing at a 10% discount, or a cash cost of $1.4 billion.)
o Prior to the second anniversary of the closing date, at least 40% and, from and after the second anniversary of the closing date, at least 70%, of the excess of (A) the earnings of the Company and its subsidiaries generated in any fiscal quarter over (B) the amount of yield distributed to the holders of the preferred membership interests in such fiscal quarter as described above will be distributed to the members of the Company pro rata in accordance with the number of common membership interests held by each holder. Forty percent roughly approximates the income tax expense that would be attributable to GM and the Purchaser, although GM is not expected to have to use such distribution to pay actual
      cash income taxes in the near term.   In years three through five
      following the Acquisition, Purchaser will reinvest cash distributions it receives, at least attributable to the indirect interest of Cerberus Capital Management, L.P. in the Company, in excess of 40% into additional preferred membership interests of the Company.
o The board of directors of the Company could, with the consent of GM, reduce any distribution below that described above. In addition, the board of directors of the Company could, without the consent of GM, reduce any distribution below that described above to the extent required to avoid a reduction of the equity capital of the Company below an agreed minimum capital amount (approximately net book value at closing).
o The board of directors of the Company could increase any distribution described above, provided, that if such a distribution would be reasonably likely to result in a credit downgrade of any unsecured indebtedness of the Company or certain subsidiaries or a negative change in the outlook of such credit rating of the Company or such subsidiaries, such distribution would require the approval of at least a majority of the independent directors of the Company.
o In any event, any distribution that would reduce the equity capital below the required minimum capital amount would require the approval of at least a majority of the independent directors of the Company.

If the Acquisition is completed, GM and GMAC will enter into a number of agreements that will require that GMAC continue to allocate capital to provide financing to GM customers and wholesale dealers in accordance with historical practice. While GMAC will retain the right to make individual credit decisions, GMAC will commit to fund a broad credit spectrum of customers and dealers consistent with historical practice in the relevant jurisdiction. In the U.S. and Canada, GMAC will continue to purchase retail lease contracts, and upon remarketing of the leased vehicles at the end of the lease, GMAC will continue to be responsible for 50% of the difference between the resale proceeds and the adjusted Automotive Lease Guide value (known as lease risk sharing). Subject to GMAC's fulfillment of certain conditions, GM will grant GMAC exclusivity for 10 years for U.S., Canadian, and international GM-sponsored retail and wholesale marketing incentives.

The transaction is expected to reduce GMAC's cost of funds as GMAC's ratings are delinked from GM's and improve over time. Under the agreements, GM will directly benefit from GMAC's lower cost of funds. In the U.S., GMAC will pay GM $75 million annually to be the exclusive provider of incentives relating to retail financing. The amount and timing of rate support paid by GM to GMAC are not expected to be materially different from historic practice. GM will pay estimated residual support on lease contracts at lease inception. GMAC will continue to have access to GM trademarks, but going forward GMAC will pay GM a royalty of 3.25% of GMAC's revenue from the sale of contracts for the GM Protection Plan and GM Motor Club. The royalty fees are expected to total approximately $25 million annually, but in no event will the fees be less than $15 million annually.

Forward-Looking Statements

   In this report and in related comments by management of GM, our use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," "designed," "impact," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable when made, these statements are not guarantees of any events or financial results, and GM's actual results may differ materially due to numerous important factors that may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following:

   o The ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management;
   o  Receipt of regulatory approvals needed to complete the Acquisition;
   o  The pace of product introductions;
   o  Market acceptance of GM's new products;
   o Significant changes in the competitive environment and the effect of competition in the Corporation's markets, including on GM's pricing policies;
   o Our ability to maintain adequate liquidity and financing sources and an appropriate level of debt;
   o Restrictions on GMAC's and ResCap's ability to pay dividends and prepay subordinated debt obligations to us;
   o Changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;
   o  Costs and risks associated with litigation;
   o  The final results of investigations and inquiries by the SEC;
   o Changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the range of estimates for the Delphi pension benefit guarantees, which could result in an impact on earnings;
   o Changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees;
   o Negotiations and bankruptcy court actions with respect to Delphi's obligations to GM, negotiations with respect to GM's obligations under the pension benefit guarantees to Delphi employees, and GM's ability to recover any indemnity claims against Delphi;
   o Labor strikes or work stoppages at GM or its key suppliers such as Delphi or financial difficulties at GM's key suppliers such as Delphi;
   o  Additional credit rating downgrades and the effects thereof;
   o The effect of a potential sale or other extraordinary transaction involving GMAC on the results of GM's and GMAC's operations and liquidity;
   o Other factors affecting financing and insurance operating segments' results of operations and financial condition such as credit ratings, adequate access to the market, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in our contractual servicing rights;
   o  Shortages of and price increases for fuel; and
   o Changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate.

   In addition, GMAC's actual results may differ materially due to numerous important factors that are described in GMAC's most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following:

   o The ability of GM to complete a transaction regarding a controlling interest in GMAC while maintaining a significant stake in GMAC, securing separate credit ratings and low cost funding to sustain growth for GMAC and ResCap, and maintaining the mutually beneficial relationship between GMAC and GM;
   o Significant changes in the competitive environment and the effect of competition in GM's markets, including on GM's pricing policies;
   o  Our ability to maintain adequate financing sources;
   o  Our ability to maintain an appropriate level of debt;
   o The profitability and financial condition of GM, including changes in production or sales of GM vehicles, risks based on GM's contingent benefit guarantees and the possibility of labor strikes or work stoppages at GM or at key suppliers such as Delphi;
   o Funding obligations under GM and its subsidiaries' qualified U.S. defined benefits pension plans;
   o Restrictions on ResCap's ability to pay dividends and prepay subordinated debt obligations to us;
   o  Changes in the residual value of off-lease vehicles;
   o Changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate;
   o  Changes in our contractual servicing rights;
   o  Costs and risks associated with litigation;
   o Changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;
   o  Changes in the credit ratings of GMAC or GM;
   o  The threat of natural calamities;
   o Changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and
   o Changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations.

   Investors are cautioned not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.



                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  April 10, 2006                By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)